Exhibit 99.1

DRAFT – NOT FOR IMMEDIATE RELEASE

Julie MacMedan

THQ/Investor Relations

818/871-5125

Liz Pieri

THQ/ Communications

818/871-5061

THQ ANNOUNCES COMPLETION OF INDEPENDENT

REVIEW OF STOCK OPTION GRANTS

AGOURA HILLS, Calif. – January 9, 2007 – THQ Inc. (NASDAQ: THQI) today announced the completion of the previously announced independent investigation of the company’s historical stock option grant practices. The comprehensive investigation was conducted by a Special Committee appointed by the company’s Board of Directors with the assistance of independent legal counsel, Latham & Watkins LLP, and outside forensic accounting experts.  The Special Committee found no evidence of fraud or misconduct by any person with respect to the company’s historical stock option grant practices.

The Special Committee identified instances where documentation of certain grants was lacking.  In addition, the Committee determined that the company used incorrect measurement dates for financial accounting and reporting purposes on a number of occasions, primarily from misapplication of accounting standards.  Most of the additional expense related to these incorrect measurement dates pertained to grants made to non-executive employees.

In connection with the incorrect measurement dates, the company will record additional non-cash stock-based compensation expense and related tax effects in the aggregate amount of approximately $11 million, after tax, for the period from January 1, 1996 through March 31, 2006.  The adjustments, after tax, for fiscal year 2007 were immaterial and will be reflected in the company’s quarterly report on Form 10-Q for the period ended September 30, 2006.  For each of the 2006, 2005 and 2004 fiscal years, the after-tax adjustments were approximately $2 million and will be reflected in the company’s amended annual report on Form 10-K/A for the fiscal year ended March 31, 2006.  The financial information contained in previously filed reports for the 2006, 2005, 2004, 2003 (transition) and 2002 fiscal years and for each of the quarters in fiscal 2006 and 2005 should no longer be relied upon.

The Special Committee recommended certain corrective measures to improve the company’s procedures for granting and administering stock options, which the Board of Directors adopted and the company is implementing.

As part of its continuing cooperation with the Securities and Exchange Commission’s inquiry, on January 8, 2007, the company informed the SEC of the status and findings of the Special Committee’s investigation.

The company expects to file its March 31, 2006 Form 10-K/A and its September 30, 2006 Form 10-Q with the Securities and Exchange Commission by January 19, 2007.   Once the filings are made, the company believes that it will regain compliance with the Nasdaq Stock Market’s listing requirements.

About THQ

THQ Inc. (NASDAQ: THQI) is a leading worldwide developer and publisher of interactive entertainment software.  Headquartered in Los Angeles County, California, THQ sells product through its global network of offices located throughout North America, Europe and Asia Pacific.  More information about THQ and its products may be found at www.thq.com and www.thqwireless.com. THQ, THQ Wireless and their respective logos are trademarks and/or registered trademarks of THQ Inc.

All other trademarks are trademarks or registered trademarks of their respective owners.

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the company’s expectations as to whether the company will be able to retain its listing on The Nasdaq Global Select Market and whether the company will be able to complete its Quarterly Report on Form 10-Q for the period ended September 30, 2006 and its amended annual report on Form 10-K/A for the fiscal year ended March 31, 2006 by January 19, 2007.  These forward-looking statements are based on current expectations, estimates and projections about the business of THQ Inc. and its subsidiaries (collectively referred to as “THQ”) and are based upon management’s beliefs and certain assumptions made by management.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  We cannot predict the outcome of the SEC’s informal inquiry previously announced by the company on August 7, 2006 or the outcome of the stockholder derivative litigation. In addition, the company has not filed its Quarterly Report on Form 10-Q for the second quarter of fiscal 2007 on a timely basis. This delay could have an adverse effect on the ability of the company to maintain its listing on the NASDAQ Global Select Market. Finally, the costs to the company of the stock option review, the SEC inquiry and the derivative litigation could be material.

Unless otherwise required by law, THQ disclaims any obligation to update its view on any such risks or uncertainties or to revise or publicly release the results of any revision to these forward-looking statements.  Readers should carefully review the risk factors and the information that could materially affect THQ’s financial results, described in other documents that THQ files from time to time with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the fiscal period ended March 31, 2006, and particularly the discussion of risk factors that may affect results of operations set forth therein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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